Exhibit 99

Dollar General Corporation Announces EVP and General Counsel

Rhonda Taylor’s Intent to Retire

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today announced that Rhonda Taylor, the Company’s Executive Vice President and General Counsel, will retire from the Company. To support a seamless leadership transition, Taylor will remain in her current role through December 6, 2026, then serve in a senior advisory role through at least April 2, 2027. Kelly Collier, Dollar General’s current Senior Vice President, Assistant General Counsel for Business Law will succeed Taylor and be promoted to EVP, General Counsel effective December 7, 2026.

“For years, Rhonda has been far more than our General Counsel. She has served as a trusted advisor, respected leader, and strategic business partner who helped play a critical role in shaping Dollar General’s trajectory. Her integrity, judgment, and dedication to Serving Others will leave a lasting impact across the entire organization, the Company’s Board of Directors, the executive leadership team and especially those who have had the privilege of working closely with her,” said Todd Vasos, Dollar General’s Chief Executive Officer. “I want to express our deepest gratitude to Rhonda for her many years of service and innumerable contributions. Her steady leadership, sound guidance and strategic counsel have helped shape who we are today, and her legacy will be felt for years to come.”

Taylor joined the Company in 2000 as an employment attorney before taking on roles of increasing responsibility and scope, ultimately becoming EVP, General Counsel in 2015. Today, her leadership extends beyond the Company’s traditional Legal teams to critical functions that safeguard organizational integrity and reputation including global compliance, internal audit, risk, legal strategy, public policy and government affairs, public relations, and corporate social responsibility and philanthropy. Through these teams, she has helped strengthen Dollar General’s governance and compliance practices, build meaningful relationships with policymakers and stakeholders, protect and enhance the corporate reputation, and advance initiatives that support employees, customers, communities, and shareholders.

In addition to serving as a trusted source of strategic counsel to the Company’s Board of Directors and executive leadership team, Taylor has invested in developing strong teams and mentoring future Dollar General leaders, creating a culture of integrity, collaboration, and excellence across her organization and beyond. Taylor’s impact also extends beyond the business into the lives of Dollar General employees and communities as a Board of Director on the Dollar General Literacy Foundation and the Dollar General Employee Assistance Foundation for many years.

“I will be forever grateful for the opportunities afforded me over the past 26 years at Dollar General. Most of all, I am proud of the extraordinary teams I have been fortunate enough to lead and support, and of all they do every day to advance the Company’s mission of Serving Others,” said Taylor. “Todd’s direction to his team has always been to leave things better than we found them, and I hope that is what I have done.”

Beyond her contributions to Dollar General, Taylor is widely respected as a leader in the legal profession, retail industry, and greater Nashville community. She currently serves on the board of the Tennessee Performing Arts Center and the Retail Industry Leaders Association (RILA) Retail Litigation Center. She previously served on the board of the Nashville Public Library Foundation. Her accomplishments have been recognized through numerous honors, including being named to the 2025 Nashville Business Journal Women of Influence list and the Nashville Post In Charge list in 2025 and 2026. In 2022, Taylor was honored as a National Women’s Conference Top 100 Women in Business, INvolve Heroes Women Role Model, and Mass Market Retailers’ (MMR) People Who Made a Difference. She was also recognized among MMR’s Women of Influence for three consecutive years from 2017-2019.

Collier joined Dollar General in 2009 as a Senior Attorney and has held positions of increasing responsibility over the course of her tenure with the Company. In her current role as SVP, Assistant General Counsel for Business Law, she supports and advises those managing the Company’s operations and strategic initiatives and oversees Dollar General’s regulatory compliance, commercial contracts, business litigation, customs, intellectual property, and global compliance teams. Before joining Dollar General, Collier practiced law at Bass, Berry & Sims in Nashville, where she specialized in commercial litigation. She was named among MMR’s Women of Influence in 2021.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of July 31, 2026, the Company’s 21,148 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

Contacts

Media Hotline: 1-877-944-DGPR (3477)

dgpr@dollargeneral.com